Exhibit 107

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Carrols Restaurant Group, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee
Fees to Be Paid	$544,978,872.20	0.00014760	$80,438.88
Fees Previously Paid	—		—
Total Transaction Valuation	$544,978,872.20
Total Fees Due for Filing			$80,438.88
Total Fees Previously Paid			—
Total Fee Offsets			—
Net Fee Due			$80,438.88

Capitalized terms used below but not defined herein shall have the meanings assigned to such terms in the Agreement and Plan of Merger, dated as of January 16, 2024, by and among Restaurant Brands International Inc, BK Cheshire Corp and Carrols Restaurant Group, Inc.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.01 par value per share (“Common Stock”) of Carrols Restaurant Group, Inc.

(2)	Aggregate number of securities to which transaction applies:

As of the close of business on March 1, 2024, the maximum number of shares of Common Stock to which this transaction applies is estimated to be 57,755,484, which consists of (a) 52,459,610 shares of issued and outstanding Common Stock; (b) 2,361,428 shares of Common Stock underlying Company RSAs; (c) 150,000 shares of Common Stock underlying Company PSAs; (d) 17,523 shares of Common Stock underlying Company RSUs; (e) 1,841,923 shares of Common Stock underlying Company PSUs; and (f) 925,000 shares of Common Stock underlying Company Options with an exercise price under the Merger consideration of $9.55 for issuance pursuant to the Company Equity Plans.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of (1) 56,830,484 shares of Common Stock (including 2,361,428 shares of Common Stock underlying Company RSAs; 150,000 shares of Common Stock underlying Company PSAs; 17,523 shares of Common Stock underlying Company RSUs; and 1,841,923 shares of Common Stock underlying Company PSUs that are exchangeable for cash in the Merger) multiplied by (2) the merger consideration of $9.55 and (b) the product of (1) 925,000 shares of Company Common Stock underlying Company Options with an exercise price below the merger consideration of $9.55 multiplied by (2) $2.43, which is the excess of the merger consideration of $9.55 over $7.12, which is the weighted average exercise price of such outstanding Company Option Awards (the sum of (a) and (b), collectively, the “Total Consideration”). The filing fee equals the product of the Total Consideration multiplied by 0.00014760.